Exhibit 10.21

AMENDED AND RESTATED EXECUTIVE SEVERANCE

AND CHANGE OF CONTROL LETTER

AGREEMENT (“Agreement”)

by and between

ChannelAdvisor Corporation (“ChannelAdvisor” or a “party”)

and

Scott Alridge (“You(r)” or a “party”)

                , 2013

Dear Scott:

This Agreement is to set forth the severance terms if Your employment with ChannelAdvisor is terminated under different scenarios. You are not eligible to receive the benefits hereunder until you have been in continuous employment with ChannelAdvisor for one year. This Agreement amends and restates in its entirety the Executive Severance and Change of Control Letter Agreement between You and ChannelAdvisor dated July 1, 2009 and is effective as of the date above.

1.	Definitions

“For Cause” termination shall mean the termination of Your employment for (i) Your conviction of, or plea of nolo contendere to, a felony involving fraud, moral turpitude or dishonesty; (ii) Your willful participation in a fraud or act of dishonesty against ChannelAdvisor, or Your breach of Your fiduciary duty to ChannelAdvisor, which results in material harm or damage to ChannelAdvisor; (iii) willful violation of a reasonable ChannelAdvisor written policy that causes material harm or damage to ChannelAdvisor that is not cured within thirty days after written notice thereof or (iv) Your intentional damage to ChannelAdvisor’s real and intellectual property which results in harm to ChannelAdvisor.

“Good Reason” resignation by You for good reason is limited to the following: (i) the forced relocation of You to a location that is outside of a 30 mile radius of Morrisville, NC; or (ii) any reduction in Total Compensation which is not a part of a general reduction or other concessionary arrangement affecting all employees or affecting all senior executive officers on a pro rata, equitable basis. In each such event listed in (i) through (ii) above, You shall give ChannelAdvisor notice thereof within ninety (90) days of the initial existence of the event, after which date ChannelAdvisor shall have no less than thirty (30) days to cure the event which would otherwise constitute Good Reason and You must terminate Your employment with the Company for such Good Reason no later than one (1) year after the initial existence of either of the events described above.

“Change of Control” shall mean a merger or consolidation of ChannelAdvisor, a sale of more than 50% of the outstanding stock of ChannelAdvisor, or the sale or other disposition of all or substantially all of ChannelAdvisor’s assets to a third party.

“Resignation” shall mean your self-determined discontinuation of employment from ChannelAdvisor with the exception of ‘Good Reason’ as defined above.

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“Termination Date” shall mean the date your employment at ChannelAdvisor ends.

2.	Severance Details

A) If ChannelAdvisor terminates your employment For Cause or you submit your Resignation, You shall not be entitled to any of the severance benefits in 2(B) or 2(C) below. On the next regularly scheduled payroll date after the Termination Date, ChannelAdvisor shall pay you (i) all accrued and unpaid salary up to the Termination Date; (ii) all accrued and unpaid time off; and (iii) all of your outstanding expenses provided that you submit invoices regarding the same (collectively, the “Employment Termination Payments”).

B) If ChannelAdvisor terminates your employment, except For Cause, or you terminate your employment for Good Reason, and provided that such termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation From Service”), You will receive the Employment Termination Payments, and, subject to (1) Your satisfaction of the one year continuous employment eligibility requirement, and (2) Your execution and nonrevocation within the permitted revocation period of a waiver and release/terms of severance in material and substantial conformity with the form attached hereto as Attachment 1 (“Severance Agreement”) within sixty (60) days following the date of your termination of employment with ChannelAdvisor, ChannelAdvisor hereby agrees to:

(1)

Pay to You a payment equal to: (a) three (3) months of your base compensation (“Base Compensation”) plus one month of your Base Compensation per Year of Service (defined below) up to a total maximum of twelve (12) months of Base Compensation and (b) one calendar quarter of Your then current variable/bonus compensation calculated at 100% achievement plus a prorated share (for the period from the beginning of the respective calendar quarter to Your Termination Date) of Your then current quarterly variable compensation calculated at 100% achievement. You are given credit for a “Year of Service” for every calendar year You complete from the date of Your hire until Your Termination Date, rounded up to the nearest whole year if You are 6 months and a day or more into Your current Year of Service. Payment of the amount in this Section 2(B)(1) shall be made in a one-time lump sum payment on the sixtieth (60th) day following your Termination Date subject to ChannelAdvisor receiving, and You not revoking within the permitted revocation period, your executed Severance Agreement before such sixtieth (60th) day; and

(2)

Pay You a monthly payment (made no later than the last calendar day prior to the month in which the premiums are to be paid by You) for a period of 12 months to cover COBRA payments for medical and dental insurance “grossed up” to account for state and federal taxes at a tax rate assuming highest applicable tax rates without any allowances. If You receive employment elsewhere

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that includes one or both of these benefits then upon the first date You are eligible to receive such benefits, you shall promptly notify ChannelAdvisor in writing. Upon receipt of your notice, ChannelAdvisor shall cease payment for any benefits that are being provided by your new employer. If You delay in notifying ChannelAdvisor of such change in benefits status, You shall be responsible to return all overpayments received (net of taxes); and,

(3)	One quarter of a year (3 months) acceleration of vesting of all stock options granted to You as of the Termination Date. ChannelAdvisor shall pass any required corporate actions needed as of Your Termination Date to perfect the stock option matters set forth in this Section 2(B)(3); and

(4)	Extend the exercise period for all stock options until two (2) years from your Termination Date, but in no event will the exercise period extend beyond the original term of the option. ChannelAdvisor shall pass any required corporate actions needed as of Your Termination Date to extend the exercise period as described above in this Section 2(B)(4).

C) If there is a Change of Control event and if, within the period during the six (6) months before or the one year after the closing of such Change of Control, ChannelAdvisor (or the acquiring entity) (i) terminates Your employment, except For Cause, or (ii) You terminate Your employment for Good Reason, in each case provided that such termination of employment constitutes a Separation From Service, You will receive the Employment Termination Payments, and, subject to the one year continuous employment eligibility requirement, and Your execution and nonrevocation within the permitted revocation period of a waiver and release/terms of severance in material and substantial conformity with the form attached hereto as Attachment 1 (“Severance Agreement”) within sixty (60) days following the date of your termination of employment with ChannelAdvisor, ChannelAdvisor agrees to provide You (1) the benefits in 2(B)1, 2 & 4 above, and (2) full acceleration of vesting of all stock options granted to You as of the Termination Date, so that all such options shall be fully vested and exercisable as of the Termination Date. ChannelAdvisor shall pass any required corporate actions needed as of Your Termination Date to insure the acceleration of your stock options as described above in this Section 2(C)(1).

For purposes of this agreement, the phrase “one year continuous employment eligibility requirement” means that Your continuous service with ChannelAdvisor, whether as an employee, director or consultant, is not interrupted or terminated from your first date of employment with ChannelAdvisor through the one year anniversary of such date; provided, however, that a change in the capacity in which You render service to ChannelAdvisor as an employee, director or consultant (provided that there is no interruption or termination of Your service with ChannelAdvisor) will not be treated as a termination of your continuous service; provided further that to the extent permitted by law, the Board or the chief executive officer of ChannelAdvisor, in that party’s sole discretion, may determine whether your continuous service will be considered interrupted

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in the case of (1) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave; or (2) transfers between the Company, an affiliate of ChannelAdvisor, or their successors. In addition, in no event will You be entitled to the payments and benefits under both Sections 2(B) and 2(C), and upon the occurrence of a Change of Control, Section 2(C) supersedes and replaces Section 2(B) in its entirety and Section 2(B) will no longer be in effect.

3.	Change of Control with No Termination.

If there is a Change of Control event and there is no termination of Your employment as described above, then you shall receive one (1) year of acceleration effective at the closing of the Change of Control. ChannelAdvisor shall pass any required corporate actions needed as of Your Termination Date to extend the exercise period as described above in Section 3. For the avoidance of doubt, this shall be additive to the benefits resulting from the termination events contemplated in Sections 2(A-C); however, since in Section 2(C)(1) full acceleration occurs, no further acceleration may be added by this Section 3;

4.	Compliance with Section 409A of the Code.

It is intended that all of the payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A of the Code, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Your right to receive any installment payments under this Agreement (whether severance payments, expense reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if You are deemed by ChannelAdvisor at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments, including the severance benefits provided under this Agreement, upon Separation From Service set forth herein and/or under any other agreement with ChannelAdvisor are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, such payments will not be provided to You prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of Your Separation From Service with ChannelAdvisor, (ii) the date of Your death or (iii) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph will be paid in a lump sum to You, and any remaining payments due will be paid as otherwise provided in this Agreement or in the applicable agreement. No interest will be due on any amounts so deferred.

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5.	General.

This Agreement constitutes the entire agreement between the parties with respect to termination of your employment with ChannelAdvisor as set forth herein except for that certain Channel Advisor Standard Terms of Employment between You and Channel Advisor dated                     , as amended. If there is a conflict between the terms of this and any other agreement between You and ChannelAdvisor, this Agreement shall control. Any amendments to this Agreement and any material changes to Attachment 1 hereto, must be in writing and executed by both parties. This Agreement may be entered into by each party in separate counterparts and shall constitute one fully executed Agreement upon execution by both You and ChannelAdvisor. This Agreement shall be construed in accordance with the laws of the State of North Carolina, without regard to conflict of laws principles. If the parties enter into legal proceedings in dispute of any of the terms of this Agreement, the losing party shall pay all reasonable legal fees of the prevailing party. This Agreement is binding upon ChannelAdvisor’s successors (whether by merger, sale of stock, or sale of all or substantially all its assets).

Sincerely,

CHANNELADVISOR CORPORATION

M. Scot Wingo
President and Chief Executive Officer

Accepted and agreed to by:

Scott Alridge

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Attachment 1 to the Executive Severance Letter Agreement

SEVERANCE AGREEMENT

This Agreement, containing a release and waiver among other terms, is made as of the      day of             , by and between                      (“Employee”) and ChannelAdvisor Corporation for the benefit of its employees, officers and directors, successors and assigns (herein, collectively and individually, “ChannelAdvisor”).

1. Separation. Employee’s last day of work with ChannelAdvisor and Employee’s employment termination date will be                      (the “Separation Date”).

2. Payment to Employee.

(a) Salary and Expenses. Employee agrees that, upon payment by ChannelAdvisor of:

(1)	Employee salary through to be paid on ,

(2)	any applicable quarter 20 commissions (or variable compensation) to be paid on ,

(3)	INSERT ANY OTHER COMP DUE UP TO SEPARATION DATE

then Employee has received from ChannelAdvisor all salary [and commissions (or variable compensation)] due to Employee, and that no further amount shall be due related to salary compensation. Employee further agrees that Employee will be paid, by                     , for all accrued and unused vacation time due to Employee in accordance with ChannelAdvisor policies and for all expenses. Employee will receive these payments regardless of whether or not Employee signs this Agreement.

(b) Expense Reimbursement. If Employee has been issued any ChannelAdvisor credit or calling cards, ChannelAdvisor will cancel these card(s) effective as of the Separation Date. Employee agrees that, on the Separation Date, Employee will submit Employee’s final documented expense reimbursement statement reflecting all business expenses Employee incurred through the Separation Date, if any, for which Employee seeks reimbursement. ChannelAdvisor will reimburse Employee for reasonable business expenses pursuant to its regular business practice.

(c) Severance Payment. In accordance with the terms of that certain Amended and Restated Executive Severance and Change of Control Letter Agreement between Employee and ChannelAdvisor dated                      (the “Severance Letter”) ChannelAdvisor will pay Employee (a) $         which shall be paid in a one-time lump sum payment on the sixtieth (60th) day following the Separation Date, subject to

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ChannelAdvisor’s receipt of an executed copy of this Agreement within the time periods set forth in Paragraph 11; and (b) $        , which equals a one quarter of variable compensation plus a pro rata portion of Employee’s current variable/bonus compensation as further specified in the Severance Letter which amount shall be paid in a one-time lump sum payment on the sixtieth (60th) day following the Separation Date; and (c) a monthly payment (made no later than the last calendar day prior to the month in which the premiums are to be paid by Employee) in an amount equal to $        , for a period of 12 months to cover COBRA payments for medical and dental insurance “grossed up” to account for state and federal taxes at a tax rate assuming highest applicable tax rates without any allowances. If Employee receives employment elsewhere that includes one or both of these benefits then upon the first date Employee becomes eligible to receive such benefits, Employee shall promptly notify ChannelAdvisor in writing. Upon receipt of Employee’s notice, Company shall cease payment for any benefits that are being provided by Employee’s new employer. If Employee delays in notifying ChannelAdvisor of such change in benefits status, Employee shall be responsible to return all overpayments received (net of taxes).

(d) Additionally, Employee will also be provided with outplacement services through Right Management for [6] [12] months following the Separation Date, as further detailed by Human Resources up to an aggregate maximum of $5,000.

(e) Withholding. Employee agrees that all payments made pursuant to this Paragraph are compensation income and are to be made by ChannelAdvisor net of applicable withholding and other employment related taxes, it being understood that withholding on payments under Paragraph 2(c) shall be made at the lower of Employee’s normal withholding rate or the statutory rate for lump-sum payments.

(f) No Other Payments Related to Employment. Employee agrees that upon payment of the amounts specified in Paragraphs 2(a), (b) and (c) no further amounts (including base salary, bonus, incentive or variable compensation, equity, severance or benefits) are due to Employee by ChannelAdvisor for any cause or reason with respect to, related to or arising from Employee’s employment with ChannelAdvisor after the Separation Date except as otherwise set forth in this Agreement.

(g) Stock Options. Exhibit B sets forth the number of options for shares of ChannelAdvisor stock held by Employee (the “Options”) and vested as of the Separation Date. Reference is made to the Severance Letter and additional stock acceleration provisions and extended exercise provisions. Employee hereby acknowledges that Exhibit B includes a complete list of all stock options held by Employee as of the Separation Date. Upon expiration, Employee shall have no further rights under the Options except as may be set forth in the stock plan, option documents and the Severance Letter. Any notice to exercise the Options should be provided to ChannelAdvisor within a reasonable period of time prior to the expiration of the Options so as to permit filing of all necessary paperwork prior to the expiration date.

3. Worker’s Compensation, 401(k) Plan and other Benefits. Employee understands that this Agreement does not affect any rights Employee may have with respect to any applicable Worker’s Compensation claims, but represents that as of the execution of this Agreement Employee has no injuries or physical or mental limitations, restrictions or

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impairments that preclude Employee from working in any way and has not suffered any on-the-job injury for which Employee has not already filed a claim. Employee understands that Employee’s right to participate in all ChannelAdvisor employee benefit plans terminates on                     , except for medical and dental coverage, which terminates on                     . Any benefits accrued and vested as of that date and which, by their express terms, survive any termination of employment, shall survive in accordance with their respective terms unless such terms are inconsistent with the terms of this Agreement. With respect to the ChannelAdvisor 401(k) Plan (the “401(k) Plan”), 401k Plan deductions will be taken from any severance payment, unless the Employee indicates they do not want any 401k Plan deductions withheld, subject to the terms of the 401(k) Plan. Following termination, the plan administrator, will provide Employee with a rollover form. Subject to the terms of the 401(k) Plan, if Employee has less than five thousand dollars ($5,000) in Employee’s account as of the date of termination, Employee will have sixty (60) days to provide the plan administrator with directions for the rollover of such amounts into a qualified retirement account. If Employee does not provide the plan administrator with the required rollover instructions within the sixty (60) day period, ChannelAdvisor may direct the plan administrator to pay Employee all amounts held for Employee’s account, subject to the terms of the 401(k) Plan. Employee will be responsible for all penalties and taxes for such withdrawal. If the Employee has five thousand dollars ($5,000) or more in Employee’s account as of the date of termination, ChannelAdvisor will continue to maintain Employee’s funds in the 401(k) Plan until such time, if ever, as Employee directs the plan administrator to transfer Employee’s funds or ChannelAdvisor terminates the entire plan and distributes all assets to the respective beneficiaries, subject to the terms of the 401(k) Plan.

4. Ongoing Obligations. Employee acknowledges that all obligations under the applicable Terms of Employment by and between ChannelAdvisor and Employee, dated on or about                     , as amended, shall continue and shall remain in full force and effect following Employee’s termination in accordance with the terms and conditions of such agreement. In particular, Employee understands that all obligations concerning non-disclosure and non-use of confidential information, ownership of confidential information and work product, assistance after employment and non-competition shall continue in accordance with such terms and conditions of employment. If Employee no longer has a copy of such agreements, upon request by Employee, copies can be provided by ChannelAdvisor.

5. Pre-Employment Excluded Work Product. If Employee listed certain excluded pre-employment work product or creation (collectively, “Excluded Work Product”) from ChannelAdvisor Ownership in Employee’s Terms of Employment (see paragraph 4 above for reference), Employee represents and warrants that no Excluded Work Product was ever included in any product, process, methodology, service, or machine that Employee worked on or worked in conjunction with while employed with ChannelAdvisor. Without limiting the preceding, if in the course of Employee’s employment with ChannelAdvisor, Employee incorporated, whether intentional or incidental, Excluded Work Product into a ChannelAdvisor product, process, methodology, service, or machine, ChannelAdvisor is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, make (and own) derivative works of, publicly perform, use, sell, import, and exercise any and all present and future rights in such Excluded Work Product

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6. Return of Property. By the Separation Date, Employee shall return to ChannelAdvisor all property of ChannelAdvisor, whether tangible or intangible, in Employee’s possession or control, including without limitation, the laptop computer Employee has been using (without deletion of any information stored thereon), company credit cards and calling cards, ChannelAdvisor office keys, and any documents, disks, books, rolodexes (in paper or electronic form), or other information, and all copies thereof. Please coordinate return of ChannelAdvisor property with Kelly Mallam. Employee represents that as of the Separation Date Employee does not have any other ChannelAdvisor equipment, materials, resources or confidential information in Employee’s possession or under Employee’s control. Receipt of the severance payment described in Paragraph 2(e) of this Agreement is expressly conditioned upon return of all ChannelAdvisor property, unless otherwise agreed in writing with ChannelAdvisor.

7. Confidentiality. The provisions of this Agreement will be held in strictest confidence by Employee and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Employee may disclose this Agreement to Employee’s immediate family; (b) Employee may disclose this Agreement in confidence to Employee’s attorney, accountant, auditor, tax preparer, and financial advisor; and (c) Employee may disclose this Agreement insofar as such disclosure may be required by law.

8. Nondisparagement. Employee agrees not to disparage ChannelAdvisor and ChannelAdvisor’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that Employee may respond accurately and fully to any question, inquiry or request for information when required by legal process. ChannelAdvisor and its directors, officers and employees agree not to disparage Employee in any manner likely to be harmful to the goodwill and good reputation of Employee, provided that the ChannelAdvisor may respond accurately and fully to any question, inquiry, or request for information when required by legal process.

9. Inquiries. In consideration of the severance payment set forth in Paragraph 2(c) Employee agrees to answer in good faith, from time to time, inquiries from ChannelAdvisor related to work undertaken by Employee during Employee’s employment with ChannelAdvisor.

10. Waiver and Release.

(a) In consideration of the payments made pursuant to Paragraph 2(c) the sufficiency of which is hereby acknowledged, Employee hereby voluntarily, willingly, absolutely, unconditionally and irrevocably, releases and discharges ChannelAdvisor (and its officers, directors, employees, agents and representatives) of and from any and all debts, demands, actions, causes of action, suits, promises, representations, contracts, obligations, claims, counterclaims, defenses, rights of setoff, demands or liability whatsoever of every name and nature, both at Law and in Equity [[Applicable only if over 40 including, by way of example and not limitation, rights and claims arising under the Age Discrimination in Employment Act (the “ADEA”) of 1967, as amended, the Older Worker Benefit Protection Act], Title VII of the Civil Rights Act of 1964, as amended, Sections 1981 - 1983 of Title 42 of the United States Codes, the Equal Pay Act of 1963, as amended, the Americans with Disabilities

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Act, and any other state and federal employment discrimination laws, breach of contract (including without limitation breach of contract to provide Employee with additional stock in ChannelAdvisor), unpaid expenses or benefits, wrongful discharge, interference with contract, breach of any ChannelAdvisor policy, practice or procedure, negligence, Employee Income Retirement Security Act of 1974, as amended, loss of consortium, loss of fringe benefits, fraud, misrepresentation, defamation and/or all other claims of tortious conduct) which Employee or Employee’s successors in interest or assigns now have, ever have had, or can, shall or may have, whether known or unknown, suspected or unsuspected, against ChannelAdvisor arising from or in any manner related to Employee’s employment, or the termination thereof, for whatever cause, by ChannelAdvisor or arising from or relating to any other event occurring prior to the date hereof; provided however that this waiver and release does not cover any claim Employee may have for breach of the terms of this Agreement by ChannelAdvisor and does not effect Employee’s right and ability to enforce the terms hereof. Employee represents that Employee has no lawsuits, claims or actions pending in Employee’s name, or on behalf of any other person or entity, against ChannelAdvisor or any other person or entity subject to the release granted in this paragraph. Notwithstanding the foregoing, Employee is not releasing ChannelAdvisor from any obligation undertaken in any preexisting obligation to indemnify Employee pursuant to the articles and bylaws of ChannelAdvisor or applicable law. Also excluded from this Agreement are any claims which cannot be waived by law. Employee is waiving, however, Employee’s right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on Employee’s behalf.

(b) In consideration of the execution of this Agreement by Employee, ChannelAdvisor hereby voluntarily, willingly, absolutely, unconditionally and irrevocably, releases and discharges Employee of and from any and all debts, demands, actions, causes of action, suits, promises, representations, contracts, obligations, claims, counterclaims, defenses, rights of setoff; demands or liability whatsoever of every name and nature, both at Law and in Equity which ChannelAdvisor or its successors in interest or assigns now have, ever have had, or can, shall or may have, whether known or unknown, suspected or unsuspected, against Employee arising from or in any manner related to Employee’s employment, or the termination thereof, for whatever cause, or arising from or relating to any other event occurring prior to the date hereof. ChannelAdvisor represents that ChannelAdvisor has no lawsuits, claims or actions pending in ChannelAdvisor’s name, or on behalf of any person or entity, against the Employee or any other person or entity subject to the release granted in this paragraph. ChannelAdvisor warrants and covenants it shall maintain for at least six (6) years following Employee’s Termination Date, liability insurance coverage (Director’s and Officer’s liability insurance coverage or tail coverage), sufficient to cover (but no less than $3 million dollars) Employee’s actions as a director and/or officer of ChannelAdvisor with respect to matters arising prior to or as of Employee’s Termination Date.

11. ADEA Waiver. Applicable only if over 40 Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA, as amended. Employee also acknowledges that (i) the consideration given to Employee in exchange for the waiver and release in this Agreement is in addition to anything of value to which Employee was already entitled, and (ii) that Employee has been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which Employee is eligible. Employee further acknowledges

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that Employee has been advised by this writing that: (a) Employee’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Employee has been advised hereby that Employee has the right to consult with an attorney prior to executing this Agreement; (c) Employee has forty-five (45) days to consider this Agreement (although Employee may choose to voluntarily execute this Agreement earlier and, if Employee does, Employee will sign the Consideration Period waiver below); (d) Employee has seven (7) days following Employee’s execution of this Agreement to revoke the Agreement in writing and actually delivered to Kelly Mallam at ChannelAdvisor; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised, which shall be the eighth day after this Agreement is executed by Employee (the “Effective Date”).

12. No Admission. This Agreement does not constitute an admission by ChannelAdvisor of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

13. Reliance. Employee acknowledges and represents that in executing this Agreement Employee is not relying, and has not relied, upon any representation or statement not expressly set forth herein made by ChannelAdvisor, its agents, employees, representatives, or agents with regard to the subject matter of this Agreement

14. Waiver. No waiver of any right or remedy with respect to any occurrence or event shall be valid unless it is in writing and executed by the waiving party, and further no such valid waiver shall be deemed a waiver of such right or remedy with respect to such occurrence or event in the future, and shall not excuse a subsequent breach of the same team.

15. Successors and Assigns. This Agreement is binding upon the parties hereto, and their respective heirs, successors and assigns.

16. Legal Review. Both parties have had an opportunity for legal review of all terms of this Agreement. The parties agree that in interpreting any issues which may arise, any rules of construction related to who prepared the Agreement shall be inapplicable, each party having contributed or having had the opportunity to contribute to clarify any issue.

17. Entire Agreement. Employee acknowledges that this Release and Waiver, together with any agreements specifically referenced herein, contains the entire agreement of the parties with respect to the subject matter hereof. Any agreement between the parties purporting to amend a term or condition of this Agreement shall, to be effective, be in writing and shall specifically identify the Paragraph number of the term or condition to be changed, as well as indicated the parties’ specific intent to amend that term or condition.

Please return this signed agreement by                     , otherwise, this Agreement shall expire and Employee will forfeit any an all right to the considerations described above.

IN WITNESS WHEREOF, the parties have freely and knowingly executed this Agreement.

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EMPLOYEE	CHANNELADVISOR CORPORATION

Name:	By:
Date:		Its:

Forwarding Address:

Applicable only if over 40

CONSIDERATION PERIOD

I,                                         , understand that I have the right to take at least 45 days to consider whether to sign this Agreement, which I received on                 , 201[    ]. If I elect to sign this Agreement before 45 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 45-day consideration period.

AGREED:

Employee Signature	Date

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Exhibit B

Employee Vested Options

Please reference the next page for a summary of vested stock options

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